Exhibit 21.1

Subsidiaries of the Registrant

Awaysis Capital, LLC., a Florida single member limited liability company

Awaysis Casamora Limited, a Belize single member limited liability corporation

Chial Mountain Ltd., a Belize limited liability corporation

Awaysis Belize Ltd., a Belize limited liability corporation